EXHIBIT 99.1


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COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, New York  13214

                                         For further information please contact:

                                                               Sanford A. Belden
                                           President and Chief Executive Officer
                                                             Tel: (315) 445-7304

                                                                Mark E. Tryniski
                                                         Chief Financial Officer
                                                             Tel: (315) 445-7378

FOR IMMEDIATE RELEASE

                     COMMUNITY BANK SYSTEM, INC. AUTHORIZES
                            STOCK REPURCHASE PROGRAM

Syracuse, N.Y. - June 9, 2003 -- Community Bank System, Inc. (NYSE: CBU), a registered bank holding company based in the Syracuse suburb of DeWitt, New York, has announced that its Board of Directors has authorized a stock repurchase program to acquire up to 700,000 of its shares, or approximately 5.4%, of its outstanding common stock. The shares may be repurchased from time to time, in accordance with applicable securities law (including Securities and Exchange Commission Rule 10b-18 and Regulation M), in open market or privately negotiated transactions over the course of the next 12 months.

Sanford A. Belden, President and Chief Executive Officer, commented, "Our Board of Directors continues to view the Company's common stock as an attractive long-term investment. We believe repurchasing our stock affirms our optimism for the future and offers an excellent means to build long-term value for our shareholders."

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All reacquired shares will become treasury shares and will be used for general corporate purposes. The repurchase may be modified, suspended or terminated by the Board of Directors at any time without notice. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions, applicable regulatory requirements, and other corporate considerations, and there is not guarantee as to the exact number of shares to be repurchased.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of l995 with respect to the anticipated repurchase program. Factors, including most notably prevailing market conditions, could cause the actual results of the repurchase program to differ materially from the Company's expectations. The Company assumes no duty to update forward-looking statements.

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company with $3.4 billion in assets based in DeWitt, N.Y. Upon completion of the acquisition of Grange National Banc Corp. (announced earlier today), the company will have over $3.7 billion in assets, and its wholly-owned banking subsidiary, Community Bank, N. A. (http://www.communitybankna.com), will become the second-largest community banking franchise headquartered in Upstate New York, having 128 customer facilities and 95 ATMs stretching diagonally from Northern New York to the Southern Tier, west to Lake Erie, and in Northeastern Pennsylvania. Other subsidiaries within the CBU family are Elias Asset Management, Inc., an investment management firm based in Williamsville, N.Y.; Benefit Plans Administrative Services, Inc. (BPA), a pension administration and consulting firm located in Utica, N.Y., serving sponsors of defined benefit and defined contribution plans; and Community Investment Services, Inc. (CISI), a broker-dealer delivering financial products, including mutual funds, annuities, individual stocks and bonds, and long-term health care


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and other selected insurance products, from various locations within Community
Bank's branch system and from offices in Jamestown and Lockport, N.Y.

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